Exhibit 1.2

RULES (BY-LAWS) FOR THE BOARD OF DIRECTORS OF ARGENX SE

as approved by the board of directors of argenx SE on

2 March 2021

1.   STATUS OF THESE RULES

These rules of the board of directors (the "Rules") have been established by the board of directors pursuant to article 10, paragraph 4 of the Articles of Association. These Rules are supplementary to the provisions concerning the board of directors as set forth in applicable laws, rules and regulations and the Articles of Association, including the Dutch Corporate Governance Code as in force at the date hereof, and amended from time to time (the "Dutch Code").

2.   PRINCIPLES AND BEST PRACTICES

The company supports the principles of the Dutch Code. The company will apply the best practice provisions of the Dutch Code. To the extent application (wholly or partly) of individual provisions of the Dutch Code would in the opinion of the board of directors be in conflict with other corporate governance principles or practices considered relevant and appropriate, it can resolve that the company shall divert from such individual principles or best practice provisions. Such non-application shall be described and explained in a separate chapter of the company’s annual report.

The board of directors is responsible for the corporate governance structure of the company and compliance with relevant rules in that regard. The broad outline of the company’s corporate governance structure will be explained in a corporate governance statement which will be included in the company's annual report or which may be made separately available on the company’s corporate website. The board of directors will be accountable to the general meeting in this regard.

3.    ALLOCATION OF TASKS AND DUTIES

3.1.     EXECUTIVE AND NON-EXECUTIVE FUNCTIONS

The company will be managed by one or more executive directors under the supervision of the non-executive directors.

3.2.     DECISION-MAKING

In due consideration of the allocation of tasks and duties among the executive director(s) and the non-executive directors, the directors shall endeavor that, insofar as is possible, resolutions are adopted unanimously in a meeting at which all relevant directors in office are present or represented.

3.3.     PREROGATIVES OF THE NON-EXECUTIVE DIRECTORS

Matters, which pursuant to the company's Articles of Association or these Rules, require approval of a certain majority of the non-executive directors, shall not be implemented prior to a resolution of the non-executive directors and only if and to the extent provided for in such resolution. Without prejudice to the provision in the previous sentence, the non-executive directors can elect in their discretion to retro-actively ratify and confirm actions taken by the executive director(s).

3.4.     NUMBER OF DIRECTORS

The number of directors is determined by the board of directors. The number of non-executive directors shall at all times exceed the number of executive directors.

1/11

SCHEDULE TO BOARD BY-LAWS 2021

4.    THE EXECUTIVE DIRECTOR(S)

4.1. DUTIES AND RESPONSIBILITIES

The role of the executive director(s) is to manage the company and they are responsible for achieving the company’s objectives, strategy and the accompanying risk profile, the performance trend and results and for the corporate social responsibility issues relevant to the business. The executive director(s) is/are accountable for the performance of their role to the non-executive directors and the general meeting. In performing their duties, the executive director(s) shall be guided by the interests of the company and its subsidiaries and all their businesses, taking into consideration the interests of the company’s stakeholders. The executive director(s) shall provide the non-executive directors in good time with all information necessary for the exercise of the duties of the non-executive directors.

4.2. TITLES

The board of directors shall designate one of the executive directors as chief executive officer. The board of directors may grant other titles to executive directors.

4.3. APPROVAL MATTERS

The matters set out in the Schedule to these Rules shall require approval of the majority of the non-executive directors. The non-executive directors may determine that certain other matters shall require approval of a certain majority of the non-executive directors. Such matters shall be clearly specified and notified to the executive director(s) in writing.

4.4. COLLECTIVE ROLE

Individual executive directors may be specifically charged with certain aspects of the management duties, without prejudice to the joint responsibility for the management of the company of the executive directors, or as the case may be, the board of directors as a whole. If there more than one executive director is appointed, the executive directors shall function with shared responsibility, notwithstanding the powers of two jointly acting individual executive directors to represent the company as per the company's Articles of Association. The executive directors shall remain jointly responsible for the decisions in relation to the management of the company, even if prepared by individual executive directors. An individual executive director may only exercise those powers which the board of directors has expressly granted or delegated to him, and he or she may never exercise powers which extend further than the powers which executive directors as a whole may exercise.

4.5.     INFORMATION TO THE NON-EXECUTIVE DIRECTORS

The executive directors shall provide the non-executive directors and the chairperson of the board with all information which may be relevant for the functioning of the board of directors.

4.6.     RELATIONSHIP WITH EXTERNAL AUDITOR

The executive director(s) and the Audit and Compliance Committee shall annually report to the non-executive directors about their dealings with the external auditor. Attention will thereby be given in particular to their independence and the desirability of rotating the responsible audit partners. These considerations will be taken into account when the board of directors determines its recommendation for the (re-)appointment of the external auditor by the general meeting.

4.7.     OTHER DIRECTORSHIPS

An executive director may not be a member of the supervisory board or hold a non-executive position on a one-tier board of more than two large Netherlands companies. Nor may an executive director be the chairperson of the supervisory board or of a one-tier board of a large Netherlands company. The acceptance by an executive director of membership of the supervisory board or of a non-executive position on a one-tier board of a large Netherlands company requires the approval of the non-executive directors. Other important positions held by an executive director shall be notified to the board of directors.

2/11

SCHEDULE TO BOARD BY-LAWS 2021

4.8. REMUNERATION

The remuneration of the executive director(s) shall be determined by the non-executive directors at a recommendation of the Remuneration and Nomination Committee, within the limits of the remuneration policy approved by the general meeting. The executive director(s) shall be given the opportunity to give their individual views on the amount and structure of their own proposed remuneration. The annual report shall contain a remuneration report approved by the non-executive directors in respect of the remuneration of the executive director(s), which shall contain the elements required by the law and the Dutch Code.

5.    THE NON-EXECUTIVE DIRECTORS

5.1. DUTIES AND RESPONSIBILITIES

The role of the non-executive directors is to supervise the management of the executive director(s) and the general course of affairs in the company, its subsidiaries and their businesses, as well as to assist the executive directors by providing advice. In performing their duties, the non-executive directors shall be guided by the interests of the company and its subsidiaries and all their businesses, taking into consideration the interests of the company’s stakeholders and the goal of long-term value creation for the company and its stakeholders. The non-executive directors are responsible for the quality of their own performance.

5.2. COMMITTEES

The non-executive directors can delegate their powers to committees formed among its members which shall report on their findings to the board of directors (see below). Committees may be formed as permanent committees or ad-hoc committees. For the permanent board committees, terms of reference shall be determined by the non-executive directors. The constitution of the committees shall be determined by the non-executive directors.

5.3.     INFORMATION GATHERING

The non-executive directors each have their own responsibility for obtaining all information from the executive director(s) and the external auditor which they may require in order to properly perform their role and function and responsibilities. If the non-executive directors consider it necessary, they may obtain information from officers and external advisers of the company. The company shall provide the necessary means for this purpose. The non-executive directors may require that relevant officers and external advisers attend their meetings or the meetings of the board of directors.

5.4.     COMPOSITION AND INDEPENDENCE

Non-executive directors shall be appointed and removed by the general meeting with due observance of the provisions of the company's Articles of Association. Appointments shall take into account the profile for the non-executive directors established by the non-executive directors (see below). The board of directors aims to achieve that all the non-executive directors are independent within the meaning of the Dutch Code, with the possible exception of no more than one member.

5.5.     PROFILE

The non-executive directors shall prepare a profile for the size and composition of the non-executive directors. This profile shall be re-considered and be updated from time to time with due regard for the operational and strategic developments within the company.

At least one non-executive director shall be a financial expert, in the sense that he or she has relevant knowledge and experience of financial administration and accounting for listed companies or other large legal entities. Also, when determining the composition of the non-executive directors, certain other specializations, such as experience in the field of biotech research & development, innovation and commercialization, will be taken into account.

3/11

SCHEDULE TO BOARD BY-LAWS 2021

5.6. QUALIFICATIONS AND CONSISTENCY OF APPOINTMENTS WITH PROFILE

Any appointment of non-executive directors will be checked for consistency with and motivated in the context of the then current profile. Any re-appointment will be considered in the absence of the individual concerned on the basis of the director's functioning during his or her previous term.

Each non-executive director must be capable of assessing the broad outline of the company’s overall policy. Each non-executive director must have the specific expertise required for the fulfilment of the duties assigned to him or her within the framework of the profile for non-executive directors. The composition of the non-executive directors shall be such that they are able to carry out their duties properly. A non-executive director shall be (re-)appointed only after careful consideration.

5.7. COLLECTIVE FUNCTIONING

The non-executive directors shall act collectively with shared responsibility and will function through resolutions. The non-executive directors may authorize individual members to take such further actions as they shall deem necessary and in the interest of the company. The specific role of the chairperson of the board of directors shall be determined by the provisions of these Rules, the company's Articles of Association and by other applicable (corporate governance) codes and provisions.

5.8. COMMITMENT AND ABSENCE

Non-executive directors shall procure that they have sufficient time for the proper fulfilment of their role, functions and responsibilities. This will be monitored by the chairperson of the board of directors.

Non-executive directors who are frequently absent shall be called to account for this. The annual reports and accounts shall state which non-executive directors have been frequently absent from meetings and shall state the absenteeism rates of each of the directors.

5.9.     ROTATION SCHEDULE

The non-executive directors shall adopt a rotation schedule with due observance of the provisions of the company's Articles of Association. A non-executive director is appointed for a period of four years and may then be reappointed once for another four-year period. The non-executive director may subsequently be reappointed again for a period of two years, which appointment may be extended by at most two years. In the event of a reappointment after an eight-year period, reasons will be given in the report of the board of directors. In any appointment or reappointment, the profile referred to in article 5.5 above should be observed. Non-executive directors will retire in accordance with the rotation schedule. The rotation schedule shall to the extent possible avoid that many non-executive directors retire simultaneously. A non-executive director shall retire early in the event of inadequate performance, structural incompatibility of interests, and in other instances in which this is deemed necessary by the board of directors.

5.10.   OUTSIDE POSITIONS

A non-executive director shall restrict its memberships of the supervisory boards and non-executive positions on one-tier boards of directors of large Netherlands companies to such a number that the proper fulfilment of his or her duties as a non-executive director of the company shall be safeguarded. A non-executive director shall not be a member of supervisory boards or hold a non-executive position on a one-tier board of five (5) or more large Netherlands companies, whereby the chairpersonship of a supervisory board or the chairpersonship of a one-tier board shall count double.

5.11.  MEETINGS WITHOUT THE EXECUTIVE DIRECTOR(S) BEING PRESENT

The non-executive directors shall discuss at least once a year the strategy and the main risks associated with the business, the results of the assessment by the executive director(s) of the structure and operation of the internal risk management and control systems, including potential significant changes to such systems.

4/11

SCHEDULE TO BOARD BY-LAWS 2021

The non-executive directors shall discuss at least once a year, without the executive director(s) being present, both its own functioning as a whole, that of its committees and that of the non-executive directors individually, and the conclusions that are drawn on the basis thereof. The desired profile, composition and competence of the non-executive directors shall also be discussed.

At least once a year the non-executive directors shall, without the executive director(s) being present, assess both the functioning of the executive director(s) collectively (in case of more than one executive director) and of each director individually, and the resulting conclusions that are drawn from such assessment.

At least once every four years, the board of directors and the Audit and Compliance Committee shall conduct a thorough assessment of the functioning of the external auditor in the different capacities in which the external auditor acts. The main conclusions of this assessment shall be communicated to the general meeting for the purposes of assessing the nomination for the appointment of the external auditor.

6.    PRINCIPLES APPLICABLE TO BOTH EXECUTIVE AND NON-EXECUTIVE DIRECTORS

6.1. DIVERSITY POLICY

The company values diversity as a way of recognizing and valuing the differences between individuals to come to the most efficient and effective way to achieve the company's strategic objectives. For the board of directors, this means that when making recommendations to the general meeting for the (re-)appointment of directors, the board will aim for a diverse composition in terms of such factors as gender and age, in accordance with the company's diversity policy as may be in force from time to time.

6.2.     ATTENDANCE AT GENERAL MEETINGS

Executive and non-executive directors nominated for (re-)appointment should attend the general meeting at which votes will be cast on their nomination. Attendance may be live (i.e. in person) or by means of teleconferencing facilities allowing a direct interaction between the director(s) and the general meeting.

7.         THE CHAIRPERSON

7.1.     PRINCIPAL ROLE

The chairperson of the board of directors is responsible for the proper functioning of the board of directors and its committees and shall communicate on behalf of the non-executive members of the board of directors. He or she is the main contact point to shareholders regarding the functioning of the executive and non-executive directors. He or she shall have such further duties and authorities as are set out below and as shall be determined by the board of directors.

The chairperson determines the agenda of the board of directors, chairs the meetings of the board of directors and monitors the proper functioning of the board of directors and of the committees. He or she ensures, as chairperson, the orderly and efficient conduct of the general meeting.

The chairperson may be assisted in his or her role by a company secretary, who may be appointed, if and when needed, by the executive director(s), after the approval of the non-executive directors has been obtained.

7.2.     SPECIFIC RESPONSIBILITIES

The chairperson shall specifically see to it that:

(i)	the board of directors is duly composed and functions properly;
(ii)	the non-executive directors follow their induction and education or training programme;
(iii)	the non-executive directors receive in good time all information which is necessary for the proper performance of their duties;

5/11

SCHEDULE TO BOARD BY-LAWS 2021

(iv)	there is sufficient time for consultation and decision-making by the non-executive directors;
(v)	the committees function properly;
(vi)	the performance of the directors is assessed at least once a year;
(vii)	the board of directors appoints a deputy chairperson of the board of directors if and when the appointment of a deputy chairperson is considered appropriate; and
(viii)	the non-executive directors have proper contact with the executive director(s).

7.3. INDEPENDENCE

The chairperson shall not be a former executive director of the company, nor a person who is or has been otherwise responsible for the company’s duly affairs.

7.4. FURTHER POWERS

The board of directors may delegate further powers to the chairperson, it being understood that the chairperson shall not hold any executive powers.

8.    CONFLICTS OF INTERESTS

8.1. GENERAL PRINCIPLES

Directors shall:

(i)	not enter into competition with the company;
(ii)	not demand or accept (substantial) gifts from the company for themself or for their spouse, registered partner or other partner, foster child or relative by blood or marriage up to the second degree as defined under Dutch law;
(iii)	not provide unjustified advantages to third parties to the detriment of the company; and
(iv)	not take advantage of business opportunities to which the company is entitled for themself or for their spouse, registered partner or other partner, foster child or relative by blood or marriage up to the second degree as defined under Dutch law.

Directors shall immediately report any (potential) direct or indirect personal interest in a matter which is conflicting with the interests of the company and the business connected with it (for the purposes of this Chapter 8, a “Conflict of Interest”) to the chairperson and to the other directors and shall provide all relevant information, including information concerning his or her spouse, registered partner or other partner, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law.

The non-executive directors shall decide, without the director concerned being present, whether there is a Conflict of Interest.

A Conflict of Interest in relation to a director in any event exists, if the company intends to enter into a transaction with a legal entity:

(i)	in which such director personally has a material financial interest;
(ii)	which has an executive director or a member of the management board who is related under family law to such director of the company, or
(iii)	in which such director has an executive or non-executive position.

8.2.     CONFLICT OF INTERESTS CHAIRPERSON

If the chairperson of the board of directors has a Conflict of Interest he or she shall immediately notify the deputy chairperson, with all relevant information, including relevant information concerning his or her spouse, registered partner or other partner, foster child and relatives by blood or marriage up to the second degree as defined under Dutch law, who will take such (interim) measures as he or she shall deem appropriate and in the interest of the company, which may include a suspension of the chairperson from attending any meeting or being involved in any matter where the Conflict of Interest might in the opinion of the deputy chairperson be an issue.

8.3.     HANDLING BY THE NON-EXECUTIVE DIRECTORS

The non-executive directors shall be responsible for the decision making in regard to the handling of Conflicts of Interests with individual directors, with persons holding a substantial shareholding in the

6/11

SCHEDULE TO BOARD BY-LAWS 2021

company and with the external auditors. The non-executive directors may delegate their authorities and powers in this respect to the chairperson or deputy chairperson or to the Audit and Compliance Committee, provided there shall be detailed accounting of the way in which the Conflict of Interest has been handled to the board of directors.

8.4. RESOLUTION NON-EXECUTIVE MEMBERS OF THE BOARD REQUIRED

An executive director shall not participate in any discussions and decision making if he or she has a Conflict of Interest in the matter being discussed, notwithstanding his or her rights to give his or her views on the amount and structure of his or her own (proposed) remuneration. If for this reason no resolution can be taken by the executive directors, the non-executive directors will resolve on the matter.

8.5. RESOLUTION GENERAL MEETING REQUIRED

A non-executive director shall not participate in any discussions and decision making if he or she has a Conflict of Interest in the matter being discussed. If for this reason no resolution can be taken by the non-executive directors or the board of directors as a whole, the general meeting will resolve on the matter.

8.6. CUSTOMARY TERMS

All transactions in which there are Conflicts of Interest with directors shall be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are Conflicts of Interest with directors that are of material significance to the company and/or to the relevant director require the approval of the non-executive directors. Such transactions shall be published in the annual report, together with a statement of the conflict of interest and a declaration that best practice provisions 2.7.3 and 2.7.4 of the Dutch Code have been complied with.

All transactions between the company and legal or natural persons who hold at least ten per cent of the shares in the company shall be agreed on terms that are customary in the market. The non-executive members of the board of directors are required to approve such transactions that are of a material significance to the company and/or to such persons. Transactions of this kind that are of material significance are published in the annual report, together with a statement that provision 2.7.5 of the Dutch Code has been complied with.

9.         AUDIT AND COMPLIANCE COMMITTEE

9.1.     ROLE AND FUNCTION

The non-executive directors shall between them establish a permanent committee called the Audit and Compliance Committee, which shall be responsible for establishing methods and procedures for supervising, and where necessary requiring improvements of, the financial reporting, compliance and organization of the company for the purpose of making appropriate recommendations to the board of directors in that regard.

The Audit and Compliance Committee shall determine how the external auditor should be involved in the content and publication of financial reports other than the annual accounts. At least once every four years, the board of directors and the Audit and Compliance Committee shall conduct a thorough assessment of the functioning of the external auditor within the various entities and in the different capacities in which the external auditor acts. The main conclusions of this assessment shall be communicated to the general meeting for the purposes of enabling its assessment of the recommendation for the appointment of the external auditor.

7/11

SCHEDULE TO BOARD BY-LAWS 2021

9.2. FURTHER TERMS OF REFERENCE

The Audit and Compliance Committee shall have such further duties and authorities as are set out in separate terms of reference drawn up and updated from time to time by the non-executive directors. The Audit and Compliance Committee will report to the board of directors or separately to the non-executive directors if and when so requested in individual cases by the chairperson or by two non-executive directors. Functions or responsibilities of the Audit and Compliance Committee may, if the non-executive directors so determine, be performed by persons other than the non-executive directors.

9.3. MEMBERSHIP

The non-executive directors shall appoint and dismiss the members of the Audit and Compliance Committee. Only non-executive directors shall qualify for membership of the Audit and Compliance Committee. Other provisions regarding membership shall be contained in the terms of reference of the Audit and Compliance Committee. The chairperson of the Audit and Compliance Committee shall not be the chairperson of the board of directors nor a former executive director of the company. At least one member of the Audit and Compliance Committee shall be a financial expert, in the sense that he or she has relevant knowledge and experience of financial administration and accounting for listed companies or other large legal entities. The members of the Audit and Compliance Committee shall observe the applicable requirements for independence such as those set out in the Dutch Code.

9.4. MEETINGS WITH EXTERNAL AUDITOR

The company's external auditor shall communicate with and report his or her findings to the Audit and Compliance Committee, without prejudice to the authority of the chairperson or any two non-executive directors to require that he or she shall also report to the chairperson or the non-executive directors, verbally or in writing. A copy of the written report of the auditor in respect of the company and of his or her opinion in respect of the company shall be made available to the non-executive directors and of the executive directors.

The external auditor may request the chairperson of the Audit and Compliance Committee for permission to attend a meeting of the Audit and Compliance Committee.

The external auditor shall attend the meeting of the board of directors at which his or her report with respect to the audit of the annual accounts is discussed and at which annual accounts are to be approved or adopted.

10.       REMUNERATION AND NOMINATIONS COMMITTEE

10.1.    ROLE AND FUNCTION

The non-executive directors may establish a permanent committee from its members called the Remuneration and Nomination Committee, which will be responsible for:

(i)	drafting a proposal to the non-executive directors for the remuneration policy to be pursued and recommending to the non-executive directors the remuneration of the individual executive directors;
(ii)	advising the board of directors in respect of the remuneration for the non-executive directors;
(iii)	preparing the remuneration report to be included in the company's annual report;
(iv)	drawing up selection criteria and appointment procedures for directors and making proposals for appointment and re-appointment of the directors;
(v)	periodically assessing the size and composition of the board of directors and making a proposal for a composition profile of the non-executive directors;
(vi)	periodically assessing the functioning of individual directors and reporting on this to the non-executive directors; and

8/11

SCHEDULE TO BOARD BY-LAWS 2021

(vii)	supervising the policy of the executive directors on the selection criteria and appointment procedures for senior management.

10.2. FURTHER TERMS OF REFERENCE

The Remuneration and Nomination Committee will have such further duties and authorities as are set out in separate terms of reference drawn up and updated from time to time by the non-executive directors.

10.3. MEMBERSHIP

The non-executive directors shall appoint and dismiss the members of the Remuneration and Nomination Committee. The chairperson of the Remuneration and Nomination Committee shall not be the chairperson of the board of directors nor a former executive director of the company. Not more than one member of the Remuneration Committee can be an executive director of another listed company and such individual shall not be the chairperson of the Committee.

11.  OTHER COMMITTEES

In addition to the legally required subcommittees of the board set out above, the non-executive directors may also opt to incorporate committees consisting of non-executive directors and other internal and external persons in the company, in order to facilitate discussions and act as a sounding board on specific projects, as well as on a more permanent basis. Such committees of non-executive directors and other members shall in any case include a research and development committee and a commercial committee.

11.1. RESEARCH AND DEVELOPMENT COMMITTEE

11.1.1. Role and function

The Board shall establish a permanent committee consisting of members of the board of directors and other persons, as deemed appropriate, called the Research and Development Committee (the "R&D Committee"), which will be responsible for:

(i)	monitoring and overseeing the research and development goals, strategies and measures of the company;
(ii)	serving as a sounding board to the company’s research and development management, general management and the board of directors;
(iii)	performing strategic reviews of the company’s key research and development programs;
(iv)	reporting to the board of directors on the outcome of the strategic reviews;
(v)	reviewing the company’s scientific publication and communications plan;
(vi)	evaluating and challenging the effectiveness and competitiveness of the research and development endeavors of the company;
(vii)	reviewing and discussing emerging scientific trends and activities critical to the success of research and development of the company;
(viii)	reviewing the company's clinical and preclinical product pipeline; and
(ix)	engaging in attracting, retaining and developing senior research and development personnel of the company.

11.1.2. Membership

The non-executive directors shall appoint and dismiss the members of the R&D Committee. All members of the R&D Committee shall have adequate industrial, academic and/or practical experience with the research and development of (bio)pharmaceuticals.

11.2.   COMMERCIAL COMMITTEE

11.2.1. Role and function

The Board shall establish a permanent committee consisting of members of the board of directors and other persons, as deemed appropriate, called the commercial committee (the "Commercial Committee"), which will be responsible for:

(i)	serving as a sounding board to the company's branded and unbranded strategic marketing plans, size and scope of the company’s franchises, pre and post launch market access plan of action;

9/11

SCHEDULE TO BOARD BY-LAWS 2021

(ii)	advising the board of directors on the effectiveness of the governance, risk management and legal compliance of the commercial activities, with an underlying aim of ensuring that these activities are set up and pursued consistent with the achievement by the company of its strategic goals;
(iii)	reviewing and discussing global commercial and political trends affecting the industry and the development of the company; and
(iv)	reporting to the board of directors on the outcome of the strategic reviews.

11.2.2. Membership

The non-executive directors shall appoint and dismiss the members of the Commercial Committee. All members of the Commercial Committee shall have adequate industrial, academic and/or practical experience with the commercialization of (bio)pharmaceuticals.

12.  RELATIONSHIP WITH THE EXECUTIVE MANAGEMENT

We have an executive management team consisting of our senior management and one or more executive director(s).  All members of our executive management are regularly involved in the discussions of our board of directors and its committees, by attending board meetings if and when appropriate and otherwise through direct contact with members of our board of directors if so requested. , in order to provide information and context to the various issues the board of directors needs to decide on.

The Executive Committee shall provide the board of directors with the following information in a timely manner:

(i)	information on, among other things, material business developments, major organizational issues, research and development, scientific progress, regulatory developments and other key strategic matters; and
(ii)

such information as the board of directors may request from the executive management from time to time, which may be presented at board meetings or in any other form agreed upon between the executive management and the board of directors.

13.       RELATIONSHIP WITH SHAREHOLDERS

13.1.   GENERAL MEETING

The board of directors shall provide the general meeting with all reasonably requested information, unless this would be contrary to an overriding interest of the company. Each substantial change in the corporate governance structure of the company and in the compliance in the company with the Dutch Code shall be submitted to the general meeting for discussion under a separate agenda item.

If directors invoke a response time within the meaning of best practice provision 4.1.7 of the Dutch Code, such period may not exceed 180 days from the moment directors are informed by one or more shareholders of their intention to put an item on the agenda to the day of the general meeting at which the item is to be dealt with. Directors shall use the response time for further deliberation and constructive consultation. This shall be monitored by the non-executive directors.

The response time may be invoked only once for any given general meeting and may not apply to an item in respect of which the response time has been previously invoked or meetings where a shareholder holds at least three quarters of the issued capital as a consequence of a successful public bid.

13.2.   DIALOGUE

The executive directors participate in regular dialogue with institutional shareholders, and presentations on the business are made after the announcement of the interim and full year results. The views of the company’s institutional shareholders and the results of shareholder dialogues are regularly presented by the executive director(s) to the board of directors. The board of directors will give shareholders room to engage in a dialogue about the company’s explanation of its results.

10/11

SCHEDULE TO BOARD BY-LAWS 2021

Meetings and presentations which are generally accessible to analysts and institutional and other investors shall be announced on the company’s website.

13.3. RESULTS ANNOUNCEMENTS AND PRESENTATIONS ON WEBSITE

The interim and annual results announcements and presentations, together with the trading updates and other important announcements concerning the company, are published on the company’s corporate website (www.argenx.com).

13.4. THE COMPANY’S WEBSITE

The company shall place and update all information that it is required to publish, announce or file pursuant to the applicable laws, regulations and governance code, on a separate part of the company’s corporate website.

***

11/11

SCHEDULE TO BOARD BY-LAWS 2021

SCHEDULE – MAJORITY APPROVAL MATTERS

The following matters can be resolved upon by the board of directors only with a majority of the non-executive directors voting in favor:

(i)	Any proposal of the board of directors to the general meeting with respect to the dissolution, liquidation or winding up of the company;
(ii)	Any proposal of the board of directors to the general meeting with respect an amendment of the Articles of Association;
(iii)	Any proposal of the board of directors to the general meeting with respect to an issue of shares in the company or to grant rights to subscribe for shares in the company as well as a resolution of the board of directors to issue shares or to grant rights to subscribe for shares or to designate the board of directors as the corporate body authorised to do so;
(iv)

Any proposal of the board of directors to the general meeting with respect to the exclusion or restrictions of pre-emptive rights to subscribe for shares or to rights to subscribe for shares or to designate the board of directors as the corporate body authorised to do so as well as a resolution of the board of directors to restrict or exclude pre-emptive rights;

(v)	Acquisition of own shares;
(vi)	Any proposal of the board of directors to the general meeting with respect to a reduction of share capital;
(vii)	Changing the accounting policies;
(viii)	Adoption of as well as any changes to the company’s reserves and dividends policy, the determination of the amount of profit to be reserved in any financial year as well as any proposal of the board of directors to the general meeting for the payment of any dividends, including an interim distribution or any distribution out of the reserves of the company;
(ix)	Adoption of the annual budget for the company and its group;
(x)	Otherwise than in accordance with the adopted annual budget, subscribe or otherwise acquire, or dispose of securities in the capital of other companies, or establish any new branch or subsidiary of the company as well as dissolve, liquidate, wind-up any such branch or subsidiary of the company;
(xi)	Otherwise than in accordance with the adopted annual budget, incur any debt, issue any guarantees, make any loan or advances or give any credit;
(xii)	Otherwise than in accordance with the adopted annual budget, the assignment or other sale of patents or other intellectual property of the company other than the grant of non-exclusive licenses in the ordinary course of business;
(xiii)	Expenses, investments and divestments other than in accordance with the adopted annual budget;
(xiv)	Adoption and amendment of any employee equity incentive plans;
(xv)	Conducting any material litigation on behalf of the company other than in relation to the collection of debts, and taking measures which cannot be delayed, and making settlements;
(xvi)	Directly or indirectly entering into any agreements, contracts or arrangements which are not of an at arm’s length nature or entering into an arrangement or agreement with (including, without limitation, an individual related to) a shareholder, executive director or non-executive director; and
(xvii)	Changing the business location of the company.

***